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Exhibit 23.2

Consent of Independent Accountants

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2000, except for Note 15 regarding the discontinuance of the Tekgraf Technology Services Division for which the date is October 31, 2000 and regarding the discontinuance of the Channels Business, for which the date is December 28, 2001, relating to the financial statements and financial statement schedules, which appears in Centiv's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois
April 26, 2002

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  Exhibit 23.2